Exhibit (a)(1)(i)
KENNEDY LEWIS CAPITAL COMPANY
c/o Kennedy Lewis Capital Holdings LLC
225 Liberty Street, Suite 4210
New York, NY 10281

If you do not want to sell your common shares of
beneficial interest at this time, please disregard this notice.
This is simply a notification of the Company’s repurchase offer.
August 31, 2026
Dear Shareholder:
This letter serves to inform you of important dates relating to a repurchase offer by Kennedy Lewis Capital Company (the “Company”). If you are not interested in tendering your common shares of beneficial interest in the Company (“Common Shares”) for repurchase at this time, please disregard this notice and take no action.
Please note that the sale of Common Shares may be subject to income and transfer taxes.
The tender offer period will begin on August 31, 2026 and end at 11:59 p.m., Eastern Time, on September 30, 2026. The purpose of the tender offer is to provide liquidity to shareholders of the Company. Common Shares may be presented to the Company for repurchase only by tendering them during the tender offer period.
If you do not wish to sell your Common Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell any portion of your Common Shares at this time.
Should you wish to tender all or a portion of your Common Shares during this tender offer period, please complete the enclosed Letter of Transmittal and return it by mail or email to the Company’s Transfer Agent, Kennedy Lewis Capital Company c/o Ultimus Fund Solutions, LLC, using one of the below options as instructed in the Letter of Transmittal:

Mail:	Kennedy Lewis Capital Company
c/o Ultimus Fund Solutions, LLC
225 Pictoria Dr., Suite 450
Cincinnati, OH 45246
Email:	KennedyLewis@ultimusfundsolutions.com

If you hold Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Common Shares.
All Shareholders tendering Common Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein. The method of delivery of the Letter of Transmittal and all other required documents is at the election and sole risk of the tendering Shareholder.
All tenders of Common Shares must be received in good order by the Company’s Transfer Agent by 11:59 p.m., Eastern Time, on September 30, 2026.
If you have any questions, please refer to the attached Offer to Purchase, which contains additional important information about the repurchase offer, or call 866-966-0157.

Sincerely,

Kennedy Lewis Capital Company